Exhibit 99.1

Dreams, Inc. Reports First Quarter 2008 Financial Results

1Q2008 Revenues up 33% to Record $10.5 Million

Retail Revenues up 90% to $7.8 Million

PLANTATION, FL, August 14, 2007 – Dreams, Inc. (AMEX:DRJ) announced today its financial results for the first quarter of fiscal year 2008. Revenues were up 33% from $7.9 million in the same quarter last year, to a record $10.5 million for the quarter ending June 30, 2007. The Company recorded a net loss of $873,000 compared to a net loss of $351,000 during the same quarter last year.

Chief Executive Officer Ross Tannenbaum commented, “We are pleased with our continued levels of growth as we execute our business plans and evolve into the premier retailer of licensed sports products. For the quarter, our largest contributor of growth continues to be our retail revenues; including both traditional brick & mortar via our Field of Dreams® brand; combined with our e-commerce results featuring FansEdge.com and ProSportsMemorabilia.com. These retail assets produced another outstanding quarter with a 90% growth rate as retail revenues for the quarter were up from $4.1 million last year to $7.8 million this quarter. These first quarter results have us on target for achieving our financial goals for the year.”

“In choosing reinvestment and scale over profits, we experienced some one-time expenses related to the listing of our shares on the American Stock Exchange and the early re-financing of our senior debt. These qualifying events were strategies employed to yield long-term benefits to the marketability and liquidity of our common shares, and our ability to fund our growth and strategic acquisitions, respectively. Other investments that began in the period was the purchasing of a new POS system, an upgrade to our ERP accounting software, hiring of additional skilled IT personnel including our Company’s first Chief Information Officer, the designing of our first FansEdge brick & mortar store, and higher legal and accounting fees as a result of increased M & A activity as we completed 5 acquisitions in the last several months.”

“Manufacturing/distribution revenues were $3.5 million for the first quarter last year versus $2.5 million for the current quarter ending June 30, 2007. This variance in our manufacturing/distribution revenues for the period was due to our selling more of our products to our own retail outlets as these “inter-company sales” get eliminated during the consolidation of our overall financial results.”

“All in all, we believe we are on pace to establish a market leading totally licensed, sports and entertainment products enterprise,” concluded Ross Tannenbaum, Dreams’ President & CEO.

Dreams, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations – Unaudited

(Dollars in Thousands, except share amounts and earnings per share amounts)

	Three Months Ended June 30,
	2007	2006
Revenues:
Manufacturing/Distribution	$2,496	$3,584
Retail	7,811	4,135

Other	241	205

Total Revenues	$10,548	$7,924

Expenses:
Cost of sales-mfg/distribution	1,247	2,078

Cost of sales-retail	4,252	2,433

Operating expenses	5,924	3,685

Depreciation and amortization	268	141

Total Expenses	$11,691	8,337

(Loss) before interest and taxes	(1,143)	(413)

Interest expense, net	237	152

Other expense	45	—

(Loss) before income taxes	(1,425)	(565)

Income tax benefit	552	214

Net (loss)	$(873)	$(351)

(Loss) per share:
Basic: (Loss) per share	$(0.02)	$(0.01)
Weighted average shares outstanding – Basic	36,958,390	29,683,786
Diluted: (Loss) per share	$(0.02)	$(0.01)
Weighted average shares outstanding – Diluted	37,287,900	29,683,786

DREAMS, INC. trades under the ticker symbol: AMEX:DRJ

www.dreamscorp.com

Dreams, Inc. Investor Relations Contact Info:

David M. Greene, Senior Vice-President

Phone: 954-377-0002

Fax: 954-475-8785

dgreene@dreamscorp.com

Public Relations for Dreams, Inc.:

Boardroom Communications

Jennifer Clarin and/or Caren Berg

Phone: (954) 370-8999, Fax: (954) 370-8892

Email: jclarin@boardroompr.com

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Statements contained in this press release, which are not historical facts, are forward looking statements. The forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein contain a number of risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, specific factors impacting the Company’s business including increased competition; the ability of the company to expand its operations and attract and retain qualified personnel, the uncertainty of consumer’s desires for sports and celebrity memorabilia; the availability of product; availability of financing; the ability to sell additional franchises; and general economic conditions.